Exhibit 99.1

TARGANTA THERAPEUTICS RELEASES RESULTS FROM PHASE 2 SIMPLIFI STUDY

EVALUATING SINGLE OR INFREQUENT DOSES OF ORITAVANCIN

CAMBRIDGE, MA – October 22, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) today announced initial efficacy and safety results from its Phase 2 clinical study investigating oritavancin at Single or Infrequent Doses for the Treatment of Complicated Skin and Skin Structure Infections (cSSSI), or SIMPLIFI. Results from this international, multi-center study showed that single and infrequent doses of oritavancin were equally as efficacious and safe as a three-to-seven day course of therapy, the dosing regimen used in two Phase 3 clinical studies in cSSSI caused by gram-positive pathogens, including methicillin resistant Staphylococcus aureus (MRSA).

SIMPLIFI Trial Design

SIMPLIFI was a Phase 2 randomized, double-blind, active comparator study that enrolled patients with cSSSI, including MRSA. SIMPLIFI measured clinical efficacy at test of cure (TOC) measured at first follow-up on day 21. The study also examined the safety of oritavancin in all patients as one of its secondary endpoints.

302 patients were randomized to one of three treatment arms for which 300 of the patients received either:

•	200 mg of oritavancin intravenous (IV) daily for a minimum of three days and up to a maximum of seven days;

•	A single dose of 1200 mg of oritavancin IV; or

•	A single dose of 800 mg of oritavancin IV, with an optional second dose of 400 mg IV given on day 5 at investigator discretion.

SIMPLIFI Trial Results

Efficacy

The primary efficacy endpoint, the investigator defined clinical outcome (IDCO) in the clinically evaluable (CE) population at TOC, was clinically and statistically comparable across all 3 treatment groups. Secondary efficacy endpoints were also comparable across the 3 treatment groups.

Population (N)	Investigator-Defined Clinical Outcome at TOC (%)
	Daily Dose 200 mg /day for 3-7 Days	Single Dose 1200 mg (CI 90%)*	Infrequent Dose 800 mg Day 1/ 400 mg Day 5 (CI 90%)*
Intent to Treat (ITT) (300)	64.3	72.7 (-3.0, 17.7)	66.0 (-10, 11.6)
CE (228)	72.4	81.5 (-2.5, 18.2)	77.5 (-6.8, 15.4)
MRSA ME (82)	73.9	74.3 (-18.8, 18.7)	83.3 (-5.7, 28.0)

*	The 90% confidence interval (CI) is based on estimated difference in response rate between patients in the daily dose versus the single dose or the infrequent dose using Mantel-Haenszel method stratified by disease.

Safety

Data analysis determined that there were no differences in overall safety in the incidence or the severity of adverse events in the treatment population. The rates of infusion-related adverse events were low in all groups and comparable to those seen in the two Phase 3 clinical studies of oritavancin in cSSSI.

SIMPLIFI Safety	Dosing Arm
	Daily Dose 200 mg /day for 3-7 Days N=100%	Single Dose 1200 mg N=99%	Infrequent Dose 800 mg Day 1/ 400 mg Day 5 N=103%
Treatment-Emergent Adverse Events	56.0	55.6	61.2
Serious Adverse Events	11.0	7.1	6.8

Mark Leuchtenberger, President and CEO of Targanta, commented, “The data from SIMPLIFI Phase 2 confirms our belief that oritavancin has the potential to change treatment paradigms in cSSSI by offering physicians flexibility in treating patients. We are pleased that these results confirm the pharmacokinetic profile of oritavancin which suggests that oritavancin has the potential to be used safely and effectively when given either as a single dose or as an infrequent dose for cSSSI. We very much look forward to commencing a larger confirmatory trial in 2009 that could demonstrate oritavancin’s potential as the market’s first effective, single or infrequent IV treatment of cSSSI caused by gram-positive bacteria.”

About Oritavancin

Oritavancin is a novel semi-synthetic lipoglycopeptide antibiotic candidate with potent bactericidal (killing) activity against a broad spectrum of gram-positive bacteria. In its intravenous (IV) formulation, the product candidate has been tested in over 2,400 individuals and has completed two Phase 3 studies for the treatment of complicated skin and skin structure infections (cSSSI) in which the primary endpoints were met. Targanta submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in February 2008 seeking to commercialize oritavancin for the treatment of cSSSI; the FDA accepted the NDA submission for standard review, establishing an action date of December 8, 2008. Targanta’s Marketing Authorization Application (MAA) for oritavancin was accepted for review by the European Medicines Agency (EMEA) in June 2008. Targanta also is developing an oral version of oritavancin for possible treatment of Clostridium difficile infection.

About Targanta Therapeutics

Targanta Therapeutics Corporation (Nasdaq: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. and EU regulatory approval and a program to develop an oral version of oritavancin. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. For more information on Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “potential,” “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Such statements include, but are not limited to, oritavancin having the potential to change treatment paradigms in cSSSI by offering physicians flexibility in treating patients, the pharmacokinetic profile of oritavancin suggesting its potential to be used safely and effectively when given either as a single dose or as an infrequent dose for cSSSI, commencement of a larger confirmatory trial in 2009, and oritavancin’s potential as the market’s first effective, single or infrequent IV treatment of cSSSI caused by gram-positive bacteria. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; unfavorable clinical trial results; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risk factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contact:

Susan Hager

Vice President, Investor Relations and Corporate Communications

Targanta Therapeutics Corporation

(617) 577-9020 x217

shager@targanta.com

Media

Tony Russo, Ph.D., or Robert Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4251

tony.russo@russopartnersllc.com

robert.flamm@russopartnersllc.com